Exhibit 3.1

AMENDMENT
TO
RESTATED BYLAWS
OF
RADISYS CORPORATION

Section 6.2 CERTIFICATES FOR SHARES.

(1) Certificates representing shares of the Corporation shall be in any form determined by the Board of Directors consistent with the requirements of the Oregon Business Corporation Act and these Bylaws; provided that any shares of the Corporation may be uncertificated shares, whether upon original issuance, re-issuance or subsequent transfer. Shares represented by certificates shall be signed, either manually or in facsimile, by two officers of the Corporation, at least one whom shall be the Chairman of the Board, the President or a Vice President, and may be sealed with the seal of the Corporation, if any, or a facsimile thereof. All certificates for shares shall be consecutively numbered or otherwise identified. The signatures of officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or any assistant transfer agent or registered by a registrar, other than the Corporation itself or an employee of the Corporation. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares shall be identical.

(2) Transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or with its transfer agent, if any, and on surrender for cancellation of the certificate for such shares or upon proper instructions from the holder of uncertificated shares. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

(3) All certificates surrendered to the Corporation for transfer shall be canceled. The Corporation shall not issue a new certificate, or, upon request, evidence of the equivalent uncertificated shares, until the former certificate or certificates for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon terms prescribed by the Board of Directors. Upon receipt of proper transfer instructions from the holder of uncertificated shares, the Corporation shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, certificated shares, to the person entitled thereto, and record the transaction upon its books.

Amended March 21, 2007